EXHIBIT 12

                                  FARMLAND INDUSTRIES, INC. AND SUBSIDIARIES

                              COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES


                                                       Year Ended August 31                           Three Months Ended
                                                                                                         November 30,
                                   ------------------------------------------------------------- -----------------------------
                                   ------------------------------------------------------------- -----------------------------
                                       1997        1998        1999       2000         2001          2000           2001
                                   ------------------------ --------- -----------   ------------ ------------  -------------
                                                                     (Amounts in Thousands)
Earnings:
   Pretax Income (Loss)............ $ 163,672    $ 55,025     $ 5,822  $ (50,732)    $(137,540)  $   (14,809)   $    4,017

   Minority Owners' Interest in
      Income of Consolidated
      Subsidiary that has
      Fixed Charges................    10,586      8,346       17,727     24,996       23,164          6,214         4,737

   Minority Owners' Interest in
Loss
      of Consolidated Subsidiary ..    (1,902)     (1,341)         -0-        -0-          -0-            -0-           -0-

   Equity in net (income) loss of
      Investees (A)................      (868)                (65,510)   (56,891)     (27,457)        (5,293)       (1,957)
                                                 (56,531)

   Distributions from
      Investees (A)................         5      57,620      59,715     58,962       28,774          4,911         2,062

   Total Fixed Charges
      (excluding interest
      capitalized), net of
      amortization.................    79,247     $94,960     $113,611 $ 140,252     $167,331    $    42,627    $   31,558
                                    ---------   ---------   ---------- ---------   ----------    -----------    ----------

Total Earnings..................... $ 250,740     $158,079    $131,365 $ 116,587     $ 54,272    $    33,650    $   40,417
                                    =========   ==========  ========== =========   ==========    ===========    ==========

Fixed Charges:
   Interest (including amounts
      capitalized and amortization
      of debt issuance costs)...... $  68,099     $79,421     $93,686  $ 119,770     $139,649    $    35,685    $   25,417

   Estimated Interest Component
      of Rentals...................    15,127      19,483      19,925  $  21,623     $ 27,932    $     6,742    $    5,576
                                    ---------     -------   ---------  ---------   ----------    -----------    ----------


Total Combined Fixed Charges....... $  83,226     $98,904     $113,611 $ 141,393     $167,581    $    42,427    $   30,993
                                    =========     =======   ========== =========   ==========    ===========    ==========

Ratio of Earnings to
   Combined Fixed Charges..........    3.0          1.6        1.2         0.8          0.3           0.8            1.3

(A) For 1997, equity interest and distributions shown represent less-than-50%-owned Investees. For years ended 1998 through 2001,and for the three months ended November 30, 2000 and 2001, equity interest and distributions shown represent 50%-owned and less-than-50%-owned Investees.